As filed with the Securities and Exchange Commission on August 30, 2005
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
R.H. DONNELLEY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-2740040

(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

1001 Winstead Drive, Cary, North Carolina	27513

(Address of Principal Executive Offices)	(Zip Code)
R.H. Donnelley Corporation 2005 Stock Award and Incentive Plan

(Full Title of the Plan)
Robert J. Bush, Esq.
Vice President, General Counsel and Corporate Secretary
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513

(Name and Address of Agent for Service)
(919) 297-1600

(Telephone Number, Including Area Code, of Agent for Service)
CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities	Amount To Be	Offering Price	Aggregate Offering	Amount of
To Be Registered	Registered (1)	Per Share (2)	Price (2)	Registration Fee
Common Stock, par value $1.00 per share (3)

Shares not previously registered	5,000,000 shares	$64.81	$324,050,000	$38,141

Rights to purchase Series B Participating Cumulative Preferred Stock	(4)	N/A(4)	N/A(4)	N/A(4)

Shares previously registered under prior plans	(1)	N/A(5)	N/A(5)	N/A(5)

(1) Shares of the Registrant’s Common Stock to be offered or sold under the R.H. Donnelley Corporation 2005 Stock Award and Incentive Plan (the “2005 Plan”) include (i) 5,000,000 shares which have not been previously registered and (ii) and indeterminate number of shares which were previously registered for offer or sale under the R.H. Donnelley Corporation 2001 Stock Award and Incentive Plan (which itself had carried over previously registered shares from prior equity award plans, collectively “Prior Plans”) and which may be offered or sold under the 2005 Plan (collectively, the “Carried Forward Shares”). The Carried Forward Shares are shares of the Registrant’s Common Stock that have not been issued and are not subject to issuance upon outstanding awards under the Prior Plans, including by virtue of cancelled or forfeited awards outstanding under Prior Plans. As of August 1, 2005, the number of Carried Forward Shares was 292,673, but that number may increase from time to time as outstanding awards under Prior Plans are cancelled or forfeited and thus become available for grant under the 2005 Plan.
(2) The filing fee has been calculated in accordance with Rule 457(c) and (h) based on the average of the high ($65.44) and low ($64.18) prices of RHD’s shares of Common Stock reported on the New York Stock Exchange on August 26, 2005.
(3) Plus an indeterminate number of additional shares which may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4) Reflects rights to purchase one-one hundredth of a share of the Registrant’s Series B Participating Cumulative Preferred Stock, issuable pursuant to the Rights Agreement dated as of October 27, 1998 between the Registrant and The Bank of New York, as successor to First Chicago Trust Company of New York, as Rights Agent, as amended to date and as may be further amended from time to time. The value attributable to each right, if any, is reflected in the market price of each share of Common Stock to which it relates.
(5) The Carried Forward Shares were previously registered; therefore, no filing fee with respect to those shares is required.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     R.H. Donnelley Corporation (the “Registrant” or “RHD”), hereby files this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register shares of the Registrant’s Common Stock, par value $1.00 per share (“Common Stock”), for issuance pursuant to the R.H. Donnelley Corporation 2005 Stock Award and Incentive Plan (the “2005 Plan”).
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by RHD with the SEC are incorporated by reference herein and shall be deemed a part hereof:
(a)	The Annual Report of RHD on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005, as amended by the Annual Report of RHD on Form 10-K/A for the fiscal year ended December 31, 2004, filed with the SEC on May 9, 2005.

(b)	The Quarterly Report of RHD on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the SEC on May 10, 2005.

(c)	The Quarterly Report of RHD on Form 10-Q for the fiscal quarter ended June 30, 2005, filed with the SEC on August 5, 2005.

(d)	The Current Reports of RHD on Form 8-K, filed with the SEC on January 6, 2005, January 11, 2005, January 11, 2005, January 19, 2005, March 2, 2005, March 30, 2005, May 6, 2005, May 12, 2005, and May 13, 2005.

(e)	All other reports filed by RHD with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004.

(f)	The description of RHD’s Common Stock and any rights issued in connection therewith contained in RHD’s Registration Statement on Form S-3 filed with the SEC on November 28, 1986 pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

(g)	The description of RHD’s Preferred Share Purchase Rights contained in RHD’s Registration Statement on Form 8-A filed with the SEC on November 5, 1998 pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.
     All documents filed by RHD pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of Common Stock will be passed upon for us by Robert J. Bush, our Vice President, General Counsel and Corporate Secretary. As of August 29, 2005, Mr. Bush held 2,515 shares of Common Stock and had been granted options to purchase another 114,362 shares of Common Stock and stock appreciation rights with respect to another 47,596 shares of Common Stock.
Item 6. Indemnification of Directors and Officers.
     Our certificate of incorporation provides that we will indemnify, to the full extent permitted or authorized under applicable law, as it may from time to time be amended and including Delaware General Corporation Law Section 145, any person made party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of our board of directors or an officer. We may indemnify, to the extent permitted or authorized under applicable law, as it may from time to time be amended and including Delaware General Corporation Law Section 145, any person made a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of ours, or is or was serving at our request as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by our certificate is not exclusive of any other rights to which any person seeking indemnification may be entitled under our bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. This extends to both his or her official actions and his or her actions in another capacity while holding a position with us. Further, coverage shall continue as to a person who has ceased to be our director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Section 145 of the Delaware General Corporation Law provides as follows:

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     (e) Expenses (including attorneys’ fees) incurred by an officer or director or other employee in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
     (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
     (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).
In accordance with our certificate of incorporation, we have purchased directors’ and officers’ liability insurance that covers certain liabilities and expenses of our directors and officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The Exhibits to this Registration Statement are listed in the Index to Exhibits which immediately follows the signature pages hereto.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this

Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on August 29, 2005.

R.H. DONNELLEY CORPORATION

By:	/s/ Robert J. Bush

Name:	Robert J. Bush
Title:	Vice President and General Counsel
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven M. Blondy and Robert J. Bush, and each of them (with full power each to act alone), as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David C. Swanson David C. Swanson	Director, Chairman and Chief Executive Officer (Principal Executive Officer)	August 29, 2005
/s/ Steven M. Blondy Steven M. Blondy	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 29, 2005
/s/ Robert A. Gross Robert A. Gross	Vice President and Controller (Principal Accounting Officer)	August 29, 2005
/s/ Nancy E. Cooper Nancy E. Cooper	Director	August 29, 2005
/s/Scott N. Flanders Scott N. Flanders	Director	August 29, 2005
/s/ Robert R. Gheewalla Robert R. Gheewalla	Director	August 29, 2005
/s/ Robert Kamerschen Robert Kamerschen	Director	August 29, 2005
/s/Terence M. O’Toole Terence M. O’Toole	Director	August 29, 2005
/s/ Alan F. Schultz Alan F. Schultz	Director	August 29, 2005
/s/ Edwina Woodbury Edwina Woodbury	Director	August 29, 2005
/s/ David M. Veit David M. Veit	Director	August 29, 2005
/s/ Barry Lawson Williams Barry Lawson Williams	Director	August 29, 2005

Index to Exhibits

Exhibit No.	Description

4.1	Certificate of Incorporation of RHD, as amended and restated, incorporated by reference to Exhibit 3.1 of RHD’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 filed with the SEC on May 14, 1999 (SEC File No. 001-07155).

4.2	Bylaws of RHD, as amended and restated, incorporated by reference to Exhibit 3.2 of RHD’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 filed with the SEC on May 14, 1999 (SEC File No. 001-07155).

4.3	Rights Agreement dated as of October 27, 1998 by and between RHD and First Chicago Trust Company of New York, as Rights Agent, incorporated by reference to Exhibit 4 of RHD’s Registration Statement on Form 8-A filed with the SEC on November 5, 1998 (SEC File No. 001-07155).

4.4	Amendment No. 1 to Rights Agreement, dated as of February 26, 2001, by and among RHD, First Chicago Trust Company of New York, as initial Rights Agent, and The Bank of New York, as successor Rights Agent, incorporated by reference to Exhibit 4.5 to RHD’s Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 28, 2001 (SEC File No. 001-07155).

4.5	Amendment No. 2 to Rights Agreement, dated as of September 21, 2002, by and between RHD and The Bank of New York, as successor Rights Agent, incorporated by reference to Exhibit 4.1 to RHD’s Form 8-A (Amendment No. 1), filed with the SEC on September 26, 2002.

4.6	Certificate of Designation of Convertible Cumulative Preferred Stock of RHD dated as of January 3, 2003, incorporated by reference to Exhibit 3.2 to RHD’s Current Report on Form 8-K filed with the SEC on January 17, 2003 (SEC File No. 001-07155).

4.7	Form of Warrant Agreement by and between RHD and investment partnerships affiliated with The Goldman Sachs Group, Inc. dated as of January 3, 2003, incorporated by reference to Exhibit 4.2 to RHD’s Current Report on Form 8-K filed with the SEC on January 17, 2003 (SEC File No. 001-07155).

4.8	Form of Warrant Agreement by and between RHD and investment partnerships affiliated with The Goldman Sachs Group, Inc. dated as of November 25, 2002, incorporated by reference to Exhibit 4.1 to RHD’s Current Report on Form 8-K filed with the SEC on December 3, 2002 (SEC File No. 001-07155).

Exhibit No.	Description

4.9	Registration Rights Agreement by and between RHD and investment partnerships affiliated with The Goldman Sachs Group, Inc. dated as of November 25, 2002, incorporated by reference to Exhibit 10.2 to RHD’s Current Report on Form 8-K filed with the SEC on December 3, 2002 (SEC File No. 001-07155).

5*	Opinion of Robert J. Bush, Esq.

10.1	R.H. Donnelley Corporation 2005 Stock Award and Incentive Plan incorporated by reference to Exhibit 10.15 to RHD’s Quarterly Report on Form 10-Q filed with the SEC on August 5, 2005 (SEC File No. 001-07155).

10.2	Form of Non-Qualified Stock Option Agreement under 2005 Plan, incorporated by reference to Exhibit 10.16 to RHD’s Quarterly Report on Form 10-Q filed with the SEC on August 5, 2005 (SEC File No. 001-07155).

10.3	Form of Annual Incentive Program Award under 2005 Plan incorporated by reference to Exhibit 10.17 to RHD’s Quarterly Report on Form 10-Q filed with the SEC on August 5, 2005 (SEC File No. 001-07155).

10.4	Form of Stock Appreciation Rights Agreement under 2005 Plan incorporated by reference to Exhibit 10.19 to RHD’s Quarterly Report on Form 10-Q filed with the SEC on August 5, 2005 (SEC File No. 001-07155).

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Ernst & Young LLP.

24*	Power of Attorney (included in the signature page).

*	Filed herewith